As filed with the Securities and Exchange Commission on September 7, 2007

Registration No. 333-_______

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

AON CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Delaware	36-3051915
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

200 East Randolph Street	60601
Chicago, Illinois	(Zip Code)
(Address of Principal Executive Offices)

Aon Stock Incentive Plan

(Full Title of the Plan)

Jennifer L. Kraft

Vice President, Associate General Counsel and Secretary

Aon Corporation

Aon Center

200 East Randolph Street

Chicago, Illinois

(312) 381-1000

(Name, Address, and Telephone Number,

Including Area Code, of Agent For Service)

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered		Proposed maximum offering price per share		Proposed maximum aggregate offering price		Amount of registration fee

Common Stock, par value $1.00 per share
– Issuable pursuant to outstanding options	26,290,618		$30.81	(3)	$810,126,990.24	(3)	$24,870.90	(3)
– Reserved and not subject to outstanding awards	7,709,382		$43.19		$332,968,208.58		$10,222.12
TOTAL	34,000,000	(1) (2)	N/A		$1,143,095,198.82		$35,093.02

(1)                                  This Registration Statement covers 34,000,000 shares of common stock of Aon Corporation (the “Company”), par value $1.00 per share (the “Common Stock”), issuable pursuant to the Aon Stock Incentive Plan.

(2)                                  This Registration Statement covers such additional and indeterminate number of shares of Common Stock, as may become issuable by reason of stock dividends, stock splits or similar transactions.

(3)                                  Estimated solely for the purposes of determining the amount of the registration fee, in accordance with Rule 457(h) of the Securities Act of 1933, as amended (the “Securities Act”), based upon the weighted average exercise price per share.

(4)                                  Estimated solely for the purposes of determining the amount of the registration fee, in accordance with Rule 457(h) of the Securities Act on the basis of the average of the high and low sales prices per share of Common Stock as reported by the New York Stock Exchange on September 5, 2007.

Part II
Information Required in the Registration Statement

Item 3.  Incorporation of Documents by Reference.

The following documents previously filed with the Commission (Commission file number 001-07933) by the Company are incorporated herein by reference:

(a)                  Annual Report on Form 10-K for the fiscal year ended December 31, 2006;

(b)                 Quarterly Reports on Form 10-Q for the quarters ended March 31, 2007 and June 30, 2007;

(c)                  Current Reports on Form 8-K (excluding any information furnished under Items 2.02 or 7.01 thereof) of the Company filed with the Commission on February 1, 2007, March 1, 2007, March 21, 2007, May 23, 2007, July 17, 2007, August 1, 2007 and August 15, 2007; and

(d)                 The description of the Common Stock contained in Item 12 of the Registration Statement on Form 10 filed by the Company with the Commission on February 19, 1980 (when the Company was known as Combined International Corporation), and any amendment or report which the Company has filed (or will file after the date of this Registration Statement and prior to the termination of this offering) for the purpose of updating such description, including the Company’s Current Reports on Form 8-K dated April 23, 1987 and May 9, 2000.

All documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, are deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the respective dates of filing of such documents (such documents, and the documents enumerated above, being hereinafter referred to as “Incorporated Documents”).

Any statement contained in an Incorporated Document shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed Incorporated Document modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.  Description of Securities.

Not applicable.

Item 5.  Interests of Named Experts and Counsel.

The legality of the securities being registered hereby will be passed upon by Richard E. Barry, Vice President and Deputy General Counsel of the Company. Mr. Barry is a participant in the Aon Stock Incentive Plan and, as of the date hereof, beneficially owns a total of 47,684 shares of Common Stock, including options to purchase 36,000 shares of Common Stock which have vested or will vest within 60 days of the date hereof and 1,498 shares of Common Stock pursuant to the Aon Savings Plan.

Item 6.  Indemnification of Directors and Officers.

The Company was organized under the laws of the State of Delaware and is subject to the Delaware General Corporation law. Delaware law provides that officers and directors may receive indemnification from their corporations for certain actual or threatened lawsuits. Delaware law sets out the standard of conduct that the officers and directors must meet in order to be indemnified, the parties who are to determine whether the standard has been met and the types of expenditures which will be indemnified. Delaware law further provides that a corporation may purchase indemnification insurance, such insurance providing indemnification for the officers and directors whether or not the corporation would have the power to indemnify them against such liability under the provisions of Delaware law.

The Company’s Second Restated Certificate of Incorporation, as amended, provides that it will indemnify its officers and directors to the fullest extent permitted by Delaware law.

In addition, the Company maintains insurance coverage that provides reimbursement within the policy limits for amounts it is obligated to pay arising out of lawsuits involving officers and directors serving in such capacities in which the damages, judgments, settlements, costs, charges or expenses incurred in connection with the defense of the action, suit or proceeding are reimbursable pursuant to Delaware law and the Company’s Second Restated Certificate of Incorporation, as amended.

Item 7.  Exemption from Registration Claimed.

Not applicable.

Item 8.  Exhibits.

Exhibit Number	Description of Exhibit

4.1	Second Restated Certificate of Incorporation of the Company - incorporated by reference to Exhibit 3(a) to the Company’s Annual Report on Form 10-K for the year ended December 31, 1991.
4.2

Certificate of Amendment of the Second Restated Certificate of Incorporation of the Company - incorporated by reference to Exhibit 3 to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 1994.

4.3	Certificate of Amendment of the Second Restated Certificate of Incorporation of the Company - incorporated by reference to Exhibit 3 to the Company’s Current Report on Form 8-K dated May 9, 2000.

4.4	Amended Bylaws of the Company - incorporated by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K filed on October 4, 2002.
4.5	Aon Stock Incentive Plan, as amended and restated - incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed on May 24, 2006.
4.6	First Amendment to Amended and Restated Aon Stock Incentive Plan — incorporated by reference to Exhibit 10(as) to the Company’s Annual Report on Form 10-K for the year ended December 31, 2006.
*5	Opinion of Richard E. Barry, Vice President and Deputy General Counsel of the Company, as to the legality of the securities being registered.
*15	Letter re Unaudited Interim Financial Information from Ernst & Young LLP.
*23.1	Consent of Richard E. Barry (included in the opinion filed as Exhibit 5).
*23.2	Consent of Ernst & Young LLP.
*24	Powers of Attorney.

* Filed herewith.

Item 9.  Undertakings.

(a)                  The Company hereby undertakes:

(1)      To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)       To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)      To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)     To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)      That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3)      To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)      The Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Signatures

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois, on the 7th day of September, 2007.

AON CORPORATION

By:	/s/ Jennifer L. Kraft
	Name:	Jennifer L. Kraft
	Title:	Vice President, Associate General Counsel and Secretary

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Gregory C. Case	President and Chief Executive	September 7, 2007
Gregory C. Case	Officer (Principal Executive Officer)

	Executive Vice President and	September 7, 2007
/s/ David P. Bolger	Chief Financial Officer and
David P. Bolger	Chief Administrative Officer (Principal Financial and Accounting Officer)

*	Executive Chairman	September 7, 2007
Patrick G. Ryan

*	Director	September 7, 2007
Edgar D. Jannotta

*	Director	September 7, 2007
Jan Kalff

*	Director	September 7, 2007
Lester B. Knight

*	Director	September 7, 2007
J. Michael Losh

*	Director	September 7, 2007
R. Eden Martin

	*	Director	September 7, 2007
Andrew J. McKenna

	*	Director	September 7, 2007
Robert S. Morrison

	*	Director	September 7, 2007
Richard B. Myers

	*	Director	September 7, 2007
Richard C. Notebaert

	*	Director	September 7, 2007
John W. Rogers, Jr.

	*	Director	September 7, 2007
Gloria Santona

	*	Director	September 7, 2007
Carolyn Y. Woo

By:	/s/ Gregory C. Case		September 7, 2007
Gregory C. Case Attorney-in-Fact

EXHIBIT INDEX

Exhibit Number	Description of Exhibit

4.1	Second Restated Certificate of Incorporation of the Company - incorporated by reference to Exhibit 3(a) to the Company’s Annual Report on Form 10-K for the year ended December 31, 1991.

4.2

Certificate of Amendment of the Second Restated Certificate of Incorporation of the Company – incorporated by reference to Exhibit 3 to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 1994.

4.3	Certificate of Amendment of the Second Restated Certificate of Incorporation of the Company – incorporated by reference to Exhibit 3 to the Company’s Current Report on Form 8-K dated May 9, 2000.

4.4	Amended Bylaws of the Company – incorporated by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K filed on October 4, 2002.

4.5	Aon Stock Incentive Plan, as amended and restated – incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed on May 24, 2006.

4.6	First Amendment to Amended and Restated Aon Stock Incentive Plan – incorporated by reference to Exhibit 10 (as) to the Company’s Annual Report on Form 10-K for the year ended December 31, 2006.

*5	Opinion of Richard E. Barry, Vice President and Deputy General Counsel of the Company, as to the legality of the securities being registered.

*15	Letter re Unaudited Interim Financial Information from Ernst & Young LLP.

*23.1	Consent of Richard E. Barry (included in the opinion filed as Exhibit 5).

*23.2	Consent of Ernst & Young LLP.

*24	Powers of Attorney.

* Filed herewith